Exhibit 99.1

FOR INFORMATION CONTACT:

Elisha Finney (650) 424-6803

elisha.finney@varian.com

Spencer Sias (650) 424-5782

spencer.sias@varian.com

For Immediate Release:

Varian Medical Systems Reports Results for First Quarter of Fiscal Year 2015

First quarter revenues rose 4 percent to $738 million; net earnings per diluted share were $0.92, including a $0.07 per diluted share restructuring charge; company maintaining annual earnings guidance despite significant currency headwinds

PALO ALTO, Calif., Jan. 28, 2015 – Varian Medical Systems (NYSE:VAR) today is reporting net earnings of $0.92 per diluted share in the first quarter of fiscal year 2015, including an $11 million or $0.07 per diluted share restructuring charge. Varian’s company-wide revenues totaled $738 million for the first quarter of fiscal year 2015, up 4 percent from the year-ago quarter. The company ended the first quarter with a $3.1 billion backlog, up 13 percent from the end of the first quarter of fiscal year 2014.

“The company came in significantly ahead of its earnings target for the quarter with the help of favorable geographic and product mix, as well as successful cost containment initiatives that led to improved gross margins in all our businesses,” said Dow R. Wilson, CEO of Varian Medical Systems.

The company finished the first quarter of fiscal year 2015 with $904 million in cash and cash equivalents and $525 million of debt. Cash flow from operations for the first quarter was $79 million. During the first quarter of fiscal year 2015, the company spent $126 million to repurchase approximately 1.5 million shares of common stock.

Oncology Systems

Oncology Systems’ first quarter revenues totaled $563 million, up 4 percent from the same quarter of fiscal year 2014. First-quarter Oncology gross orders were $562 million, up 5 percent versus the year-ago quarter. Consistent with the recent geographic reorganization of the Oncology Systems business, the company has consolidated the “Rest of World” region into three geographic regions – the Americas, APAC and EMEA. It is now reporting results for each of these regions. Oncology gross orders rose 17 percent in APAC, gained 12 percent in EMEA and declined by 2 percent in the Americas. Gross orders in North America fell by 3 percent versus strong growth of 13 percent in the prior-year quarter. (A quarterly recast of gross orders and revenues for fiscal years 2013 and 2014 in each of the reclassified geographic regions is attached.)

“Oncology revenues and gross margins were strong with the help of good performance in North America as well as robust gains in our software and service product lines,” said Wilson. “International gross order growth in this business was driven by strong performance in emerging markets, particularly in China.”

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Varian Medical Systems Reports Results for First Quarter of Fiscal Year 2015	Page 2

Imaging Components

First quarter revenues for Imaging Components were $166 million, up 3 percent from the year-ago quarter while first quarter gross orders increased by 34 percent to $163 million versus a weak year-ago quarter when orders declined.

“Demand for our flat panels and tubes drove the strong order growth in Imaging Components and kept the business on track to achieve long-term high single-digit order growth,” said Wilson.

Other

The company’s Other category, including the Varian Particle Therapy business and the Ginzton Technology Center, recorded revenues of $9 million and gross orders of $1 million in the quarter.

Outlook

“The company got off to a good start in the first quarter of fiscal 2015 with revenues and earnings coming in ahead of expectations,” said Wilson. “Our outlook for the full fiscal year is heavily impacted by the recent dramatic swing in currency exchange rates which we believe will significantly reduce revenues and earnings in the balance of the year. We now believe that total company revenues for fiscal year 2015 could increase by about 5 percent. With the earnings momentum of the first quarter, we believe that we can maintain our prior guidance of $4.16 to $4.26 per diluted share for the fiscal year.

“Given current exchange rates and the expected timing of shipments in the year, we believe total company revenues for the second quarter should increase by about 2 percent versus the year-ago period. Net earnings per diluted share for the second quarter could be in the range of $0.98 to $1.02.”

The guidance excludes contracted proton projects that are not yet financed or booked into backlog. If these projects are booked during the fiscal year, the potential upside in revenues and profits could be significant.

Investor Conference Call

Varian Medical Systems is scheduled to conduct its first quarter fiscal year 2015 conference call at 2 p.m. PT today. To hear a live webcast or replay of the call, visit the investor relations page on the company’s web site at www.varian.com/investor where it will be archived for a year. To access the call via telephone, dial 1-877-869-3847 from inside the U.S. or 1-201-689-8261 from outside the U.S. The replay can be accessed by dialing 1-877-660-6853 from inside the U.S. or 1-201-612-7415 from outside the U.S. and entering confirmation code 13597116. The telephone replay will be available through 5 p.m. PT, Friday, January 30, 2015.

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Varian Medical Systems Reports Results for First Quarter of Fiscal Year 2015	Page 3

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Varian Medical Systems, Inc., of Palo Alto, California, focuses energy on saving lives by equipping the world with advanced technology for fighting cancer and for X-ray imaging. The company is the world's leading manufacturer of medical devices and software for treating cancer and other medical conditions with radiotherapy, radiosurgery, proton therapy and brachytherapy. The company supplies informatics software for managing comprehensive cancer clinics, radiotherapy centers and medical oncology practices. Varian is also a premier supplier of X-ray imaging components, including tubes, digital detectors, and image processing software and workstations for use in medical, scientific, and industrial settings, as well as for security and non-destructive testing. Varian Medical Systems employs approximately 6,800 people who are located at manufacturing sites in North America, Europe, and China and approximately 70 sales and support offices around the world. For more information, visit http://www.varian.com or follow us on Twitter.

Forward-Looking Statements
Except for historical information, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements concerning industry or market outlook, including growth drivers; the company’s future orders, revenues, or earnings growth or other financial results; and any statements using the terms “anticipate,” “believe,” “expect,” “outlook,” “could,” or similar statements are forward-looking statements that involve risks and uncertainties that could cause the company’s actual results to differ materially from those anticipated. Such risks and uncertainties include global economic conditions; currency exchange rates and tax rates; the impact of the Affordable Health Care for America Act (including excise taxes on medical devices) and any further healthcare reforms (including changes to Medicare and Medicaid), and/or changes in third-party reimbursement levels; demand for the company’s products; the company’s ability to develop, commercialize and deploy new products; the company’s ability to meet Food and Drug Administration (FDA) and other regulatory requirements for product clearances or to comply with FDA and other regulatory regulations or procedures; changes in the regulatory environment, including with respect to FDA requirements; the company’s assessment of the goodwill associated with its particle therapy business; challenges associated with the successful commercialization of the company’s particle therapy business; the effect of adverse publicity; the company’s reliance on sole or limited-source suppliers; the impact of reduced or limited demand by purchasers of certain X-ray products; the company’s ability to maintain or increase margins; the impact of competitive products and pricing; the potential loss of key distributors or key personnel; challenges to public tender awards and the loss of such awards or other orders; and the other risks listed from time to time in the company’s filings with the Securities and Exchange Commission, which by this reference are incorporated herein. The company assumes no obligation to update or revise the forward-looking statements in this release because of new information, future events, or otherwise.

A summary of earnings and other financial information follows.

Varian Medical Systems Reports Results for First Quarter of Fiscal Year 2015	Page 4

Varian Medical Systems, Inc. and Subsidiaries

Consolidated Statements of Earnings
(Unaudited)

(Dollars and shares in millions, except per share amounts)	Q1 QTR 2015	Q1 QTR 2014 (1)

Gross orders	$725.8	$655.4
Oncology Systems	561.7	533.3
Imaging Components	162.7	121.4
Other	1.4	0.7

Order backlog	$3,124.3	$2,766.5

Revenues	$737.9	$711.5
Oncology Systems	563.3	541.4
Imaging Components	166.0	161.2
Other	8.6	8.9

Cost of revenues	$410.9	$401.9

Gross margin	327.0	309.6
As a percent of revenues	44.3%	43.5%
Operating expenses
Research and development	57.1	58.0
Selling, general and administrative	140.4	109.6

Operating earnings	129.5	142.0
As a percent of revenues	17.5%	20.0%

Interest income, net	0.9	0.4

Earnings before taxes	130.4	142.4

Taxes on earnings	37.1	44.4

Net earnings	$93.3	$98.0
As a percent of revenues	12.6%	13.8%

Net earnings per share – basic	$0.93	$0.92
Net earnings per share – diluted	$0.92	$0.91

Shares used in the calculation of net earnings per share:
Average shares outstanding - basic	100.5	106.0
Average shares outstanding - diluted	101.6	107.4

(1)	Prior period numbers have been recast to conform to the segment reporting change made in Q2, FY2014

Varian Medical Systems Reports Results for First Quarter of Fiscal Year 2015	Page 5

Varian Medical Systems, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)	January 2,	September 26,
	2015	2014(1)
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$904,359	$849,275
Short-term investment	68,522	66,176
Accounts receivable, net	663,041	731,929
Inventories	630,872	572,261
Deferred tax assets and other	285,571	274,524
Total current assets	2,552,365	2,494,165

Property, plant and equipment	786,226	775,972
Accumulated depreciation and amortization	(450,901)	(437,973)
Property, plant and equipment, net	335,325	337,999

Goodwill	237,702	240,626
Other assets	270,910	284,500
Total assets	$3,396,302	$3,357,290

Liabilities and Equity
Current liabilities:
Accounts payable	$142,804	$187,377
Accrued expenses	304,608	324,409
Deferred revenues	433,046	421,845
Advance payments from customers	182,379	170,724
Product warranty	44,093	47,299
Short-term borrowings	100,000	-
Current maturities of long-term debt	50,000	50,000
Total current liabilities	1,256,930	1,201,654
Other long-term liabilities	146,470	151,716
Long-term debt	375,000	387,500
Total liabilities	1,778,400	1,740,870

Equity:
Varian shareholders’ equity:
Common stock	100,327	100,942
Capital in excess of par value	659,098	642,848
Retained earnings and accumulated other comprehensive loss	856,700	872,630
Total Varian shareholders’ equity	1,616,125	1,616,420
Non-controlling interest	1,777	-
Total Equity	1,617,902	1,616,420
Total liabilities and equity	$3,396,302	$3,357,290

(1)	The condensed consolidated balance sheet as of September 26, 2014 was derived from audited financial statements as of that date.

Varian Medical Systems Reports Results for First Quarter of Fiscal Year 2015	Page 6

Varian Medical Systems, Inc. and Subsidiaries

Gross Orders and Revenues by Region Restated

(Unaudited)

Gross Orders	FY 2014					FY 2013
(in Millions)
	Q114	Q214	Q314	Q414	FY 2014	Q113	Q213	Q313	Q413	FY 2013
Oncology
Americas	$281.0	290.5	305.0	492.9	1,369.4	$252.1	271.9	299.1	422.0	1,245.1
EMEA	160.8	194.4	211.7	259.3	826.2	157.2	188.6	206.7	248.6	801.1
APAC	91.5	128.1	103.7	165.5	488.8	99.5	116.4	121.4	170.6	507.9
Total	$533.3	613.0	620.4	917.7	2,684.4	$508.8	576.9	627.2	841.2	2,554.1

North America	$258.6	255.9	285.8	414.1	1,214.4	$229.7	248.6	285.3	371.7	1,135.3
International	$274.7	357.1	334.6	503.6	1,470.0	$279.1	328.3	341.9	469.5	1,418.8

Imaging Components
Americas	$35.6	66.1	59.9	60.5	222.1	$58.3	36.8	57.3	62.5	214.9
EMEA	37.4	50.6	35.8	99.8	223.6	19.9	62.7	37.3	62.5	182.4
APAC	48.4	88.3	66.6	73.5	276.8	64.0	80.6	50.0	76.3	270.9
Total	$121.4	205.0	162.3	233.8	722.5	$142.2	180.1	144.6	201.3	668.2

North America	$34.2	64.8	58.4	58.8	216.2	$55.7	35.8	55.2	61.8	208.5
International	$87.2	140.2	103.9	175.0	506.3	$86.5	144.3	89.4	139.5	459.7

Revenues	FY 2014					FY 2013
(in Millions)
	Q114	Q214	Q314	Q414	FY 2014	Q113	Q213	Q313	Q413	FY 2013
Oncology
Americas	$240.3	282.5	323.5	319.2	1,165.5	$255.4	270.1	275.5	315.9	1,116.9
EMEA	189.5	157.9	163.8	189.9	701.1	155.3	177.7	169.2	160.5	662.7
APAC	111.6	162.7	90.9	112.4	477.6	113.6	134.0	116.6	108.9	473.1
Total	$541.4	603.1	578.2	621.5	2,344.2	$524.3	581.8	561.3	585.3	2,252.7

North America	$224.9	263.0	309.0	291.3	1,088.2	$241.1	258.2	264.4	294.3	1,058.0
International	$316.5	340.1	269.2	330.2	1,256.0	$283.2	323.6	296.9	291.0	1,194.7

Imaging Components
Americas	$57.0	54.1	53.5	65.3	229.9	$55.9	62.4	50.2	55.4	223.9
EMEA	43.2	46.4	50.9	47.6	188.1	37.3	44.9	50.4	49.7	182.3
APAC	61.0	68.5	57.4	55.3	242.2	56.8	59.1	57.6	62.2	235.7
Total	$161.2	169.0	161.8	168.2	660.2	$150.0	166.4	158.2	167.3	641.9

North America	$55.1	52.6	52.0	63.5	223.2	$54.2	60.3	48.9	54.3	217.7
International	$106.1	116.4	109.8	104.7	437.0	$95.8	106.1	109.3	113.0	424.2